UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 4, 2010 (February 3, 2010)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 3, 2010, the Board of Directors of Transcept Pharmaceuticals, Inc. (the “Company”), after recommendation of the Compensation Committee and review of comparative compensation data, including third-party, peer company survey data and analyses of peer company data, granted, under the terms of the Amended and Restated Independent Director Equity Compensation Policy, the following one-time increase in stock options to purchase shares of Common Stock of the Company to each Independent Director (as such term is defined in the Amended and Restated Independent Director Equity Compensation Policy) other than Mr. G. Kirk Raab, Chairman of the Board of the Company. Such option grants were made in an effort to maintain competitive compensation arrangements for the benefit of such persons.

Independent Director	Option Awards	Exercise Price	Vesting
Christopher B. Ehrlich	1,900	$8.07	Monthly over one year
Thomas D. Kiley	1,900	$8.07	Monthly over one year
Kathleen D. LaPorte	1,900	$8.07	Monthly over one year
Jake R. Nunn	1,900	$8.07	Monthly over one year
Frederick J. Ruegsegger	1,900	$8.07	Monthly over one year
Camille D. Samuels	1,900	$8.07	Monthly over one year
Daniel K. Turner III	1,900	$8.07	Monthly over one year
John P. Walker	1,900	$8.07	Monthly over one year

In addition, on February 3, 2010, in light of the time dedicated by Mr. G. Kirk Raab, Chairman of the Board of the Company, to Company business and the contribution he has made to the Company, the Board of Directors of the Company approved a grant of stock options to purchase 17,500 shares of Common Stock to Mr. Raab under the terms of the 2006 Incentive Award Plan. These options were granted at an exercise price of $8.07 per share and vest monthly thereafter in equal increments over twenty-four months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.

Date: February 4, 2010	By:	/s/ MARILYN E. WORTZMAN
	Name:	Marilyn E. Wortzman
	Title:	Vice President, Finance